Exhibit 99.1



                     Report of Ernst & Young LLP

We have audited the balance sheets of IMC-Agrico Company (a Partnership) as of December 31, 1996, 1995 and 1994, and June 30, 1996 and 1995 and the related statements of earnings, changes in partners' capital and cash flows for the six-month periods ended December 31, 1996, 1995 and 1994, and the year ended June 30, 1996 and 1995 (not presented separately herein). These financial statements are the responsibility of IMC-Agrico Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMC-Agrico Company as of December 31, 1996, 1995 and 1994, and June 30, 1996 and 1995, and the results of its operations and its cash flows for the six-month periods ended December 31, 1996 , 1995 and 1994 and the years ended June 30, 1996 and 1995 in accordance with generally accepted accounting principles.





                                                  /s/ ERNST & YOUNG LLP
                                                  ---------------------
                                                  ERNST & YOUNG LLP

Chicago, Illinois
January 15, 1997